Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our report dated October 6, 2023, relating to the consolidated financial statements of NioCorp Developments Ltd. (the Company) appearing in the Company’s Annual Report on Form 10-K for the year ended June 30, 2024. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, P.C.

Spokane, Washington

February 19, 2025